LiveWire Group, Inc.
Notice of Award of Restricted Stock Units	ID: 87,4730333
and Restricted Stock Unit Agreement	3700 West Juneau Avenue
(Standard)	Milwaukee, WI 53208

[Participant Name]		[Grant Type]
[Signed Electronically]		Plan:	2022 Incentive Award Plan
Acceptance Date:	[Acceptance Date]	ID:	[Participant ID]

Effective [Grant Date] (the “Grant Date”), you have been granted Restricted Stock Units with respect to [Number of Shares Granted] shares of common stock of LiveWire Group, Inc. (“LiveWire”) under LiveWire’s 2022 Incentive Award Plan (the “Plan”).

Subject to accelerated vesting and forfeiture as described in Exhibit A, a portion of the Restricted Stock Units (Restricted Stock Units with the same scheduled vesting date are referred to as a “Tranche”) shall vest in accordance with the following schedule:

Restricted Stock Units Tranche	Vesting Date

One-third of the Restricted Stock Units (Tranche #1)	The first anniversary of the Grant Date
An additional one-third of the Restricted Stock Units (Tranche #2)	The second anniversary of the Grant Date
The final one-third of the Restricted Stock Units (Tranche #3)	The third anniversary of the Grant Date

If application of the above schedule on the first vesting date or the second vesting date would produce vesting in a fraction of a Restricted Stock Unit, then the number of Restricted Stock Units that become vested on that vesting date shall be rounded down to the next lower whole number of Restricted Stock Units, and the fractional Restricted Stock Unit shall be carried forward into the next Tranche of Restricted Stock Units.

You may not sell, transfer or otherwise convey an interest in or pledge any of your Restricted Stock Units.

The Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement including Exhibit A. Additional provisions regarding your Restricted Stock Units and definitions of capitalized terms used and not defined in this Restricted Stock Unit Agreement can be found in the Plan.

LIVEWIRE GROUP, INC.

Karim Donnez
CEO

Exhibit A to Restricted Stock Unit Agreement

Definition of Company: “Company” or “the Company” means LiveWire and all of its subsidiaries and affiliates engaged in the development, manufacture, procurement, marketing, financing, or selling of two- or three-wheeled motorcycles; motorcycle parts, accessories, and clothing; or other motorcycle-related or motorcycle brand-identified products or services including financial services.

Termination of Employment:

(1) If your employment with the Company is terminated for any reason other than death or Disability, then you will forfeit any Restricted Stock Units that are not vested as of the date your employment is terminated.

(2) If you cease to be employed by the Company by reason of death or Disability, then, effective immediately prior to the time of cessation of employment, a portion of the unvested Restricted Stock Units in each Tranche will vest, which portion will be equal to the number of unvested Restricted Stock Units in that Tranche multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death or Disability, and the denominator of which is the number of Months from the Grant Date to the applicable anniversary of the Grant Date on which such Tranche would otherwise have vested if your employment had continued, and you will forfeit the remaining Restricted Stock Units that are not vested. For purposes of this Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date or the applicable anniversary of the Grant Date that occurs in each calendar month and ends on the anniversary of the Grant Date that occurs in the following calendar month.

Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Shares underlying your Restricted Stock Units. You will be credited with cash amounts equivalent to any dividends and other distributions paid with respect to the Shares underlying your Restricted Stock Units, so long as the applicable record date occurs before you forfeit such Restricted Stock Units, and such dividend equivalents will remain subject to the same risk of forfeiture and other terms as, and be paid at the time of settlement of, the Restricted Stock Units with respect to which they were credited. If, however, any dividends or distributions with respect to the Shares underlying your Restricted Stock Units are paid in Shares rather than cash, you will be credited with additional Restricted Stock Units equal to the number of shares that you would have received had your Restricted Stock Units been actual Shares, and such Restricted Stock Units will be subject to the same risk of forfeiture and other terms of this Restricted Stock Unit Agreement as are the Restricted Stock Units with respect to which they were credited. Amounts credited to you in the form of additional Restricted Stock Units will be settled (if vested) at the same time as the Restricted Stock Units with respect to which they were credited.

Settlement: Your Restricted Stock Units will be settled at the following times, to the extent then vested, by delivery to you of Shares on a one-for-one basis, with one Share being delivered for each Restricted Stock Unit:

•The Tranche #1 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 1/2 months, following the first anniversary of the Grant Date;

•The Tranche #2 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 1/2 months, following the second anniversary of the Grant Date; and

•The Tranche #3 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 1/2 months, following the third anniversary of the Grant Date;

provided that all then-vested Restricted Stock Units that have not previously been settled will be settled upon your “separation from service” within the meaning of Code Section 409A. Cash will be paid in satisfaction of any fractional Restricted Stock Unit settled pursuant to this paragraph.

Issuance of Share Certificates: In lieu of issuing in your name certificate(s) evidencing your Shares, LiveWire may cause its transfer agent or other agent to reflect on its records your ownership of such Shares.

Tax Withholding: Section 9.5 of the Plan shall apply to this Award with respect to tax withholding. To the extent that your receipt of Restricted Stock Units, the vesting of Restricted Stock Units, your receipt of payments in respect of Restricted Stock Units or the delivery of Shares to you in respect of Restricted Stock Units results in a withholding obligation to the Company with respect to federal, state or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Restricted Stock Units) an amount, and/or to treat you as having surrendered vested Restricted Stock Units having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.

Rejection/Acceptance: You have ninety (90) days following the Grant Date to accept this Award through your Fidelity account. If you have not accepted this Award within ninety (90) days following the Grant Date, the Restricted Stock Units granted herein shall be automatically forfeited. If you choose to accept this Restricted Stock Unit Agreement, then you accept the terms of this Award, acknowledge these tax implications, and agree and consent to all amendments to the Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans.

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